[Letterhead of Shearman & Sterling LLP]

April 20, 2006

Lincoln National Corporation
1500 Market Street, Suite 3900
Centre Square West Tower
Philadelphia, Pennsylvania 19102

LINCOLN NATIONAL CORPORATION
6.75% CAPITAL SECURITIES DUE 2066

Ladies and Gentlemen:

We have acted as special U.S. federal income tax counsel to Lincoln National Corporation, an Indiana corporation (“Lincoln”), in connection with the registration and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), by Lincoln, of the prospectus supplement dated April 12, 2006 (the “Prospectus Supplement”) relating to the public offering by Lincoln of an aggregate principal amount of $275,000,000 ($316,250,000 if the underwriters exercise their over-allotment option in full) of 6.75% Capital Securities due 2066 (the “Capital Securities”). The Prospectus Supplement accompanies the prospectus included in the Registration Statement (as defined below) (the “Prospectus”). The Prospectus Supplement and the Prospectus were filed with the Commission on April 13, 2006, pursuant to Rule 424(b) under the Act. The Capital Securities are being issued pursuant to a Junior Subordinated Indenture, dated as of May 1, 1996 (the “Indenture”), as supplemented by a Second Supplemental Junior Subordinated Indenture dated as of April 20, 2006 (the “Supplemental Indenture”), in each case, between Lincoln and J.P. Morgan Trust Company, National Association (as successor in interest of Bank One Trust Company, National Association and the First National Bank of Chicago), as indenture trustee.

In furnishing this opinion letter, we have reviewed (i) the Registration Statement on Form S-3 (No. 333-132416), (the “Registration Statement”) covering, among other securities, the Capital Securities, which Registration Statement became effective under the Act on March 14, 2006; (ii) the Prospectus; (iii) the Prospectus Supplement; (iv) the Indenture; (v) the Supplemental Indenture; (vi) the form of the Capital Securities contained in the Supplemental Indenture; and (vii) such other records, documents, certificates or other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below (collectively, the “Transaction Documents”). In this regard, we have assumed without independent investigation or inquiry the legal capacity of all natural persons executing the

Transaction Documents, the genuineness of all signatures on original or certified copies, the authenticity of all original or certified copies, the conformity to original or certified Transaction Documents of all copies submitted to us as conformed or reproduction copies and that the Capital Securities will be in a form substantially identical to the form of the Capital Securities contained in the Supplemental Indenture. Further, we have assumed that all disclosures, representations and warranties in the Transaction Documents were true, correct and complete when made, and continue to be true correct and complete as of the date hereof, and that there has been, and will continue to be, full compliance with all agreements and covenants contained in the Transaction Documents. Additionally, we have relied as to factual matters upon, and have assumed the accuracy of, representations and statements of employees and representatives of Lincoln and other persons whom we have deemed appropriate, including certain statements made by representatives of Lincoln to us.

Based upon the foregoing, in reliance thereon and subject thereto, and subject to the limitations, qualifications and assumptions set forth herein, and based further upon the Internal Revenue Code of 1986, as amended, Treasury regulations (including proposed Treasury regulations) promulgated thereunder, administrative pronouncements of the Internal Revenue Service (the “IRS”) and judicial decisions, all as in effect on the date hereof (and all of which are subject to change, possibly on a retroactive basis), the statements of law and legal conclusions in the discussion under the heading “Material U.S. Federal Income Tax Consequences” in the Prospectus Supplement represent our opinion, subject to the limitations and conditions set forth therein.

No opinion is expressed as to any matter not specifically addressed above, including the tax consequences of the issuance of the Capital Securities under state, local or non-U.S. tax laws, and the reasonableness of our assumptions relied upon by us in rendering our opinion above. Moreover, this opinion is based upon current U.S. federal income tax law and administrative practice, and we do not undertake to advise you as to any changes in such law or practice unless we are specifically retained to do so. Furthermore, the conclusion set forth in this opinion of counsel is not binding upon the IRS or the courts, and no assurance can be given that the IRS will not take contrary positions upon an examination, or that a court will agree with such conclusions if litigated.

We consent to the filing of this opinion letter as an exhibit to the Form 8-K, to be filed with the Commission in connection with the issuance and sale of the Capital Securities, incorporated by reference in the Registration Statement, and to the use of our name under the headings “Material U.S. Federal Income Tax Consequences” and “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Shearman & Sterling LLP